EX-99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Jacob Internet Fund, Inc. and to the use of our report dated July 24, 2009 on Wisdom Fund’s (a series of shares of beneficial interest of New Providence Investment Trust) financial statements and financial highlights.  Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Prospectus/Proxy Statement.

           /s/ Briggs, Bunting & Dougherty, LLP
            Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
December 11, 2009